Registrant Name: Vanguard Institutional Index Funds
File Number: 811-6093
Registrant CIK Number: 0000862084

Item 61
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 61 completely, the Registrant has set forth in its entirety the complete response to the indicated Item or Sub-Items below.

The lowest minimum initial investment for Vanguard Institutional Index Fund (Series 1) is $10,000,000.

The lowest minimum initial investment for Vanguard Institutional Total Stock Market Index Fund (Series 2) is $200,000,000.

The lowest minimum initial investment for Vanguard Institutional Total Bond Market Index Fund (Series 3) is $100,000,000.

Exhibit 77Q3
Exhibit 77Q3-1